As filed with the Securities and Exchange Commission on November 20, 1998
                                           Registration Statement No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                --------------

                                   FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                              POLAROID CORPORATION
             (Exact name of Registrant as specified in its charter)

                                --------------

                 DELAWARE                        04-1734655
        (State or other jurisdiction of       (I.R.S. Employer
         incorporation or organization)     Identification No.)

                               784 Memorial Drive
                         Cambridge, Massachusetts 02139
                                 (781) 386-2000
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                --------------

                            Thomas M. Lemberg, Esq.
              Senior Vice President, General Counsel and Secretary
                              Polaroid Corporation
                               784 Memorial Drive
                         Cambridge, Massachusetts 02139
                                 (781) 386-3228
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                --------------
                                   Copy to:
                            Raymond W. Wagner, Esq.
                           Simpson Thacher & Bartlett
                              425 Lexington Avenue
                         New York, New York 10017-3954
                                 (212) 455-2000

                                --------------

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective as determined by market conditions and other factors.

                                --------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                                   (Continued on following page)

================================================================================

(Continued from previous page)



                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
  Title of Each Class of                         Proposed Maximum      Proposed Maximum
     Securities to be          Amount to be       Aggregate Price     Aggregate Offering          Amount of
        Registered            Registered (1)     Per Security (2)        Price (1) (2)       Registration Fee (3)
------------------------------------------------------------------------------------------------------------------
 Debt Securities .........     $300,000,000           100%               $300,000,000              $83,400
==================================================================================================================

(1) The initial public offering price of any Debt Securities denominated in any foreign currencies or currency units shall be the U.S. dollar equivalent thereof based on the prevailing exchange rates at the respective times such Debt Securities are first offered. For Debt Securities issued with an original issue discount, the amount to be registered is calculated as the initial accreted value of such Debt Securities.

(2) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"), and reflects the maximum offering price of Debt Securities that may be issued rather than the principal amount of any Debt Securities that may be issued at a discount.

(3) Pursuant to Rule 429 under the Securities Act, the Prospectus included herein is a combined prospectus that also relates to debt securities that were registered by the Registration Statement on Form S-3 (File No. 333-0791) (the "Prior Registration Statement"). A filing fee of $64,664 was paid on November 21, 1996 in connection with the $200,000,000 aggregate principal amount of Debt Securities that remain eligible to be sold under the Prior Registration Statement as of January 14, 1998. This Registration Statement is a new registration statement and constitutes post-effective amendment No. 1 to the Prior Registration Statement. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(a) of the Securities Act.

                                ---------------


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS






                                     [Logo]


                             POLAROID CORPORATION

                               784 Memorial Drive
                         Cambridge, Massachusetts 02139
                                (781) 386-2000




                                 $500,000,000


                                Debt Securities



                               ----------------

               We will provide specific terms of these securities
                       in supplements to this Prospectus.

You should read this Prospectus and any supplement carefully before you invest.



                               ----------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                     This Prospectus is dated     , 1998.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   TABLE OF CONTENTS



About this Prospectus .....................................................   ii
Where You Can Find More Information about Polaroid ........................   ii
The Company ...............................................................    1
Ratios of Earnings to Fixed Charges .......................................    1
Use of Proceeds ...........................................................    1
Description of Debt Securities ............................................    1
Limitations on Issuance of Bearer Debt Securities .........................   12
Certain U.S. Federal Income Tax Consequences to Non-U.S. Persons ..........   13
Plan of Distribution ......................................................   14
Experts ...................................................................   15
Legal Opinions ............................................................   15


                             ABOUT THIS PROSPECTUS


       This Prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may sell the unsecured Debt Securities described in this Prospectus in one or more offerings up to a total dollar amount of $500,000,000. This Prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell Debt Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this Prospectus and any prospectus supplement together with additional information described below under "Where You Can Find More Information About Polaroid".


              WHERE YOU CAN FIND MORE INFORMATION ABOUT POLAROID


       We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov and at our web site at http://www.polaroid.com.

       The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Debt Securities:

   o  Annual Report on Form 10-K for the year ended December 31, 1997;

   o Quarterly Reports on Form 10-Q for the quarters ended March 29, 1998, June 28, 1998 and September 27, 1998; and

   o  Current Report on Form 8-K filed on June 12, 1998.


       You may request a copy of these filings at no cost, by writing or telephoning our agent at the following address:

                 Boston EquiServe, L.P.
                 150 Royal Street
                 Canton, Massachusetts 02021
                 Telephone: 800-730-4001


       Because we list our common stock on the New York Stock Exchange, you may also inspect the filings described above, as well other information, at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

       You should rely only on the information incorporated by reference or provided in this Prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

       Polaroid designs, manufactures and markets worldwide a variety of products that are used primarily in the imaging fields and related industries. These products include instant photographic cameras and films, electronic imaging recording devices, conventional films and light polarizing filters and lenses and are used in consumer and commercial markets around the world, including in professional photography, graphic arts, scientific, medical, governmental, educational, insurance, real estate, sunglasses, identification systems and in other business applications.

       Our principal executive offices are located at 784 Memorial Drive, Cambridge, Massachusetts 02139. Our telephone number is (718) 386-2000. When we refer to "Polaroid", "we" or "our" in this Prospectus, we mean Polaroid Corporation and its subsidiaries on a consolidated basis, unless the context requires otherwise.


                               RATIOS OF EARNINGS
                               TO FIXED CHARGES

       We have set forth below the ratio of earnings to fixed charges for Polaroid for the periods indicated. We have computed the ratio of earnings to fixed charges by dividing earnings available for fixed charges (earnings/(loss) before income taxes and cumulative effect of changes in accounting principles plus fixed charges (excluding capitalized interest) by fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs), the portion of rental expense that is representative of the interest factor (deemed by us to be one-third) and capitalized interest.


                  Fiscal Year Ended December 31
------------------------------------------------------------------    Nine Months Ended
    1993         1994         1995          1996           1997       September 27, 1998
------------   --------   -----------   ------------   -----------   -------------------
 2.3(a)          3.3         --(b)          1.4(c)         --(d)           1.7

--------------------------

(a) In 1993, we recorded a pre-tax expense for restructuring and other charges of $44.0 million. Excluding the pre-tax restructuring and other charges, the ratio to fixed charges was 2.9.

(b) Earnings were insufficient to cover fixed charges by $206.2 million after giving effect to the pre-tax expense for restructuring and other charges of $247.0 million. Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 1.6.

(c) In 1996, we recorded a pre-tax expense for restructuring and other special charges of $150.0 million ($7.0 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other special charges, the ratio of earnings to fixed charges was 3.8.

(d) Earnings were insufficient to cover fixed charges by $194.5 million after giving effect to the pre-tax expense for restructuring and other charges of $340.0 million ($16.5 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 3.4.



                                USE OF PROCEEDS

       We will use the net proceeds that we receive from the sale of the Debt Securities offered by this Prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include repayment of other debt, capital expenditures, possible acquisitions, repurchase of Polaroid's stock and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.



                        DESCRIPTION OF DEBT SECURITIES

       The following description of the terms of the Debt Securities summarizes certain general terms that will apply to the Debt Securities. The description is not complete, and we refer you to the Indenture, a copy of which is an exhibit to the Registration Statement of which this Prospectus is a part. For your reference, in several cases below we have noted the section in the Indenture that the paragraph summarizes. Capitalized terms have the meanings assigned to them in the Indenture. The referenced sections of the Indenture and the definitions of capitalized terms are incorporated by reference in the following summary.

       The Debt Securities will be issued under an Indenture, dated as of January 9, 1997 (the "Indenture"), between Polaroid and State Street Bank and Trust Company, as trustee (the "Trustee"). The Indenture provides for the issuance from time to time of Debt Securities in an unlimited dollar amount and an unlimited number of series.


Specific Terms Of Each Series

       Each time that we issue a new series of Debt Securities, the prospectus supplement relating to that new series will specify the particular amount, price and other terms of these Debt Securities. These terms may include:

   o  the title of the Debt Securities;

   o  any limit on the total principal amount of the Debt Securities;

   o the date or dates on which the principal of and premium on the Debt Securities will be payable or their method of determination;

   o the interest rate or rates of the Debt Securities or their method of determination; the date from which interest will accrue; the interest payment dates for the Debt Securities; and the regular record dates;

   o the place or places where the principal of and premium and interest on the Debt Securities will be paid;

   o the period or periods within which, the price or prices at which and the terms on which any of the Debt Securities may be redeemed, in whole or in part at our option;

   o the terms on which Polaroid would be required to redeem Debt Securities pursuant to any sinking fund or analogous provisions, on the occurrence of certain events or at the option of a holder of Debt Securities; and the period or periods within which, the price or prices at which and the terms and conditions on which the Debt Securities will be so redeemed, repaid or purchased in whole or in part;

   o the terms on which Polaroid would be required to permit the conversion of Debt Securities into stock or other securities of Polaroid or of any other corporation;

   o the terms for the attachment to Debt Securities of warrants, options or other rights to purchase or sell stock or other securities of Polaroid;

   o the portion of the principal amount of the Debt Securities that is payable on the declaration of acceleration of the maturity other than their principal amount (these Debt Securities are referred to as "OID Debt Securities" and are described below);

   o whether and to what extent any other means of satisfaction and discharge (sometimes referred to as "defeasance") will be applicable to the Debt Securities other than as described below under "Satisfaction and Discharge; Defeasance";

   o any modifications to the Events of Default (as are described below under "Events of Default, Notice and Waiver");

   o any modification to the covenants (as are described below under "Certain Covenants");

   o the currency or currencies or currency unit or currency units in which the Debt Securities will be denominated or in which payment of the principal of and premium and interest on any of the Debt Securities will be issued, if other than U.S. dollars;

   o if the principal of and premium or interest on any of the Debt Securities is to be payable at our election or at the election of a holder of the Debt Securities or in a currency or currencies or currency unit or currency units other than that in which the Debt Securities are denominated, the period or periods within which and the terms and conditions on which these elections may be made, or the other circumstances under which the Debt Securities are to be payable; these provisions may also require the holder of the Debt Securities to bear currency exchange costs by deduction from these payments;

   o if the amount of principal of and premium or interest on any of the Debt Securities may be determined by reference to an index based on either a currency or currencies or a currency unit or currency units other than that in which the Debt Securities are payable or any other method specifying the manner in which these amounts will be determined;

   o if the Debt Securities and coupons are to be issued on the exercise of warrants, the time, manner and place for these Debt Securities and coupons to be authenticated and delivered;

   o whether and under what circumstances we will pay additional amounts on any of the Debt Securities and coupons to any holder of Debt Securities who is not a U.S. person (including a definition of this term) for any tax, assessment or governmental charge withheld or deducted and whether we will have the option to redeem these Debt Securities rather than pay additional amounts;

   o the person to whom interest on Debt Securities in registered form will be payable, if other than the person in whose name those Debt Securities are registered at the close of business on the regular record dates; the manner in which, or the person to whom, any interest on any Bearer Security of the series will be payable, if other than on presentation and surrender of the coupons attached to that security as they mature; and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an interest payment date will be paid; and

   o any other specific terms of the Debt Securities that are not inconsistent with the Indenture.

(Section 2.2)

       We may issue Debt Securities as OID Debt Securities. OID Debt Securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. The prospectus supplement will contain any special tax, accounting or other information relating to OID Debt Securities or to certain other kinds of Debt Securities that may be offered, including Debt Securities linked to an index or payable in a currency or currencies other than U.S. dollars.

Ranking

       The Debt Securities will be the unsecured obligations of Polaroid and will rank equally with all of Polaroid's other unsecured and unsubordinated debt.

Form and Denomination

       We may issue Debt Securities of a series in fully registered form without coupons ("Registered Debt Securities"), in bearer form either with or without coupons ("Bearer Debt Securities") or any combination of those forms. (Section 2.2) The prospectus supplement will state whether the Bearer Debt Securities may be exchanged for Registered Debt Securities. The prospectus supplement will also state whether the Debt Securities will initially be issued in temporary form ("Temporary Global Securities") or in definitive form ("Definitive Securities"). (Sections 4.3, 4.4, 4.11 and 4.12)

       We will issue Debt Securities in the form of Registered Debt Securities in denominations of $1,000 or multiples thereof and Debt Securities in the form of Bearer Debt Securities in denominations of $5,000, unless the prospectus supplement states otherwise. (Section 4.1)

Certain Covenants

       The Indenture includes the following covenants. These covenants use certain terms that are defined below following the summary of these covenants.

     Restrictions on Secured Debt

       If Polaroid or any Restricted Subsidiary incurs or guarantees any debt for money borrowed ("Debt") that is secured by a mortgage, pledge or lien ("Mortgage") on any Principal Property or on any shares of stock or Debt of any Restricted Subsidiary, then Polaroid will secure (or cause that Restricted Subsidiary to secure) the Debt Securities to the same extent and in the same proportion with (or, at Polaroid's option, prior to) that secured Debt. This restriction does not apply, however, if the total amount of this secured Debt, together with all Attributable Debt of Polaroid and its Restricted Subsidiaries that is incurred by sale/leaseback transactions involving Principal Properties (with the exception of the transactions which are excluded as described below under "Restrictions on Sale/Leaseback Transactions") is less than or equal to 10% of Consolidated Net Tangible Assets. (Section 11.4)

       The above restrictions do not apply to (and the calculation of secured Debt under these restrictions does not include) Debt secured by any of the following:

   o Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time that that corporation becomes a Restricted Subsidiary;

   o  Mortgages in favor of Polaroid or a Restricted Subsidiary;

   o Mortgages in favor of governmental bodies to secure progress or advance payments;

   o Mortgages on property, shares of stock or Debt existing at the time of the acquisition of these items (including acquisition through merger or consolidation) and purchase money and construction Mortgages which are entered into prior to, at the time of or within 180 days after the later of acquisition or completion of construction;

   o any extension, renewal or refunding of any Mortgage referred to in the preceding six exceptions, provided that any extended, renewed or replaced Mortgage shall be limited to the same property, stock or Debt that secured the original Mortgage; and

   o  Mortgages securing industrial revenue or pollution control bonds.

(Section 11.4)

     Restrictions on Sale/Leaseback Transactions

       Neither Polaroid nor any Restricted Subsidiary may enter into any sale/leaseback transaction involving any Principal Property, unless the total amount of all Attributable Debt from these transactions plus all Debt secured by Mortgages on Principal Properties (with the exception of secured Debt which is excluded from Debt as described above under "Restrictions on Secured Debt") is less than or equal to 10% of Consolidated Net Tangible Assets. (Section 11.5)


       The above restrictions do not apply to (and the calculation of Attributable Debt under these restrictions does not include) any sale/leaseback transaction if:

   o the lease is for a period, including renewal rights, of not more than three years;

   o the sale or transfer of the Principal Property is made prior to, at the time of or within 180 days after its acquisition or construction thereon;

   o the lease secures or relates to industrial revenue or pollution control bonds;

   o the transaction is between Polaroid and a Restricted Subsidiary or between Restricted Subsidiaries; or

   o within 180 days after the sale or transfer is completed, Polaroid or the Restricted Subsidiary applies an amount at least equal to the greater of
      (a) the net proceeds of the sale of the Principal Property leased back in the sale/leaseback transaction and (b) the fair market value of the Principal Property leased back in the sale/ leaseback transaction to any of (1) the retirement of Debt Securities or other Funded Debt of Polaroid ranking equally with or senior to all the Debt Securities, (2) the retirement of Funded Debt of a Restricted Subsidiary or (3) the purchase of other property that constitutes a Principal Property having a fair market value at least equal to the value of the Principal Property leased back. The amount to be applied to the retirement of Funded Debt of Polaroid or a Restricted Subsidiary is to be reduced by (i) the principal amount of any Debt Securities and other debt constituting Funded Debt of Polaroid or a Restricted Subsidiary delivered to the applicable trustee for retirement and cancellation within this 180-day period and (ii) the principal amount of Funded Debt voluntarily retired within this 180-day period (other than those items listed in clause (i) of this sentence). This exception does not apply to debt that is paid at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

(Section 11.5)

     Certain Definitions

       The covenants which we have summarized above use the following terms:

       "Restricted Subsidiary" means a Subsidiary, substantially all of whose property is located or substantially all of whose business is carried on within the United States and which owns a "Principal Property" but does not include a Subsidiary which is primarily engaged in (a) the development and sale or financing of real property or (b) financing, or assisting in financing, the acquisition or disposition of products of Polaroid or a Subsidiary by dealers, distributors or customers. (Section 1.1)

       "Subsidiary" means a corporation, at least a majority of whose outstanding voting stock is, at the time, owned, directly or indirectly, by Polaroid and/or one or more Subsidiaries. (Section 1.1)

       "Principal Property" means any real estate or any manufacturing or processing plant or warehouse owned or leased by Polaroid or by any Restricted Subsidiary that is located within the United States and the gross book value of which (without deduction of any depreciation reserves) on the date on which the determination is being made exceeds 2% of Consolidated Net Tangible Assets. It does not include either (a) properties which in the opinion of our Board of Directors are not of material importance to our business as an entirety or (b) any portion of any particular property which our Board of Directors determines is not of material importance to the use or operation of this property. (Section 1.1)

       "Attributable Debt" means the total net amount of rent required to be paid during the remaining term of certain leases, discounted at the rate per annum borne by the relevant Debt Securities. (Section 1.1)

       "Consolidated Net Tangible Assets" means the total assets (less applicable reserves and other properly deductible items) on Polaroid's balance sheet less (a) all current liabilities and (b) goodwill, trade names, trademarks, patents, organization expenses and other similar intangibles of Polaroid and its consolidated Subsidiaries. (Section 1.1)

       "Funded Debt" means (a) debt for money borrowed having a maturity of more than 12 months (or renewable or extendible beyond 12 months) and (b) rental obligations payable more than 12 months from that date under leases which are capitalized in accordance with generally accepted accounting principles. These rental obligations are to be included as Funded Debt at the amount capitalized and are to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and Funded Debt at the amount capitalized. (Section 1.1)

     No Event Risk Covenant

       The Indenture does not contain any covenants or other provisions that give holders of the Debt Securities protection in the event of a highly leveraged transaction involving Polaroid, except for the "Restrictions on Secured Indebtedness" and "Restrictions on Sale/Leaseback Transactions" described above.

   Limitation on Merger, Consolidation and Certain Sales of Assets

       We may not merge into or consolidate with any other corporation, or convey or transfer our properties and assets substantially as an entirety to any person unless:

   o  the successor is a U.S. corporation;

   o the successor assumes on the same terms and conditions all the obligations under the Debt Securities and the Indenture; and

   o immediately after giving effect to the transaction, there is no default under the Indenture.

(Section 9.1) Upon any merger, consolidation, conveyance or transfer, the successor will succeed to, and will be substituted in lieu of, Polaroid. (Section 9.2)

     Possible Waiver of Certain Covenants

       We will not be required to comply with the restrictive covenants described above under "Restrictions on Secured Debt" and "Restrictions on Sale/Leaseback Transactions", if the holders of at least a majority in principal amount of all series of outstanding Debt Securities affected by that covenant (acting as one class) waive compliance with it. (Section 11.7)

Computation of Interest

       We will calculate the interest that is due on the Debt Securities based on a 360-day year of twelve 30 day months, unless the prospectus supplement states otherwise.

Payment and Paying Agents

     Payments on Registered Debt Securities

       We will pay principal of and premium and interest on Registered Debt Securities in the designated currency or currency unit at the office of a paying agent or paying agents as we designate from time to time. At our option, we may pay interest on Registered Debt Securities by check mailed to the address of the person that appears in the security register. We will pay installments of interest on any Registered Debt Security to the person in whose name the Registered Debt Security is registered at the close of business on the regular record date for such payments. (Sections 4.6 and 4.1)


     Payments on Bearer Debt Securities

       We will pay principal of and premium and interest on Bearer Debt Securities in the designated currency unit at the offices of those paying agents outside the United States as we may designate from time to time. We will pay principal and premium on Bearer Debt Securities only against surrender of these Debt Securities, and we will pay interest on Bearer Debt Securities with coupons only against surrender of the coupon relating to the particular interest payment date. (Sections 4.1 and 11.2). We will not make a payment on any Bearer Debt Security at our office or agency in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. Notwithstanding the above, we will make payments on Bearer Debt Securities denominated and payable in U.S. dollars at the office of Polaroid's paying agent in the Borough of Manhattan in New York City, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 11.2)


     Payments of Unclaimed Monies

       All moneys that we have deposited with the Trustee or a paying agent or then held by us (in trust for the payment of principal of or premium and interest on any Debt Security or coupon) which remain unclaimed two years after that payment becomes due and payable will be repaid to Polaroid or, if then held by Polaroid, discharged from that trust. In that event, the holder of that Debt Security or coupon will be able to look only to Polaroid for payment of these moneys. (Section 11.3)


     Paying Agent

       State Street Bank and Trust Company will be designated as Polaroid's paying agent unless the prospectus supplement states otherwise. The office of State Street Bank and Trust Company, N.A., an affiliate of State Street Bank and Trust Company, will be the office or agency of Polaroid in the Borough of Manhattan in New York City where (1) Debt Securities that are issuable solely as Registered Debt Securities and (2) Debt Securities (subject to the limitations described above in the case of Bearer Debt Securities) that are issuable solely as Bearer Debt Securities or as both Registered Debt Securities and Bearer Debt Securities may be presented or surrendered for payment. We will name any paying agents outside the United States and any other paying agents in the United States in the prospectus supplement. (Section 11.2)

       At any time, we may designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, subject to the limitations described in the Indenture. (Section 11.2)


Exchange, Registration and Transfer


     Exchange

       Holders of Debt Securities may present their securities for exchange under the following conditions:

   o Holders of Registered Debt Securities of any series may exchange their securities for an equal principal amount of other Registered Debt Securities of different authorized denominations of the same series and with the same terms.

   o Holders of Debt Securities of a series that are issuable as both Registered Debt Securities and Bearer Debt Securities may exchange the Bearer Debt Securities of that series (with all unmatured coupons, except as provided below, and all matured coupons in default) for an equal principal amount of Registered Debt Securities of the same series of any authorized denominations and with the same terms.

   o If a holder of a Bearer Debt Security (with coupons attached to it) surrenders that security in exchange for a Registered Debt Security after a regular record date (or special record date) but before the relevant interest payment date, then interest will not be payable on that interest payment date on the Registered Debt Security issued in exchange for the Bearer Debt Security. Instead, interest will be payable only to the holder of the coupon issued with the Bearer Debt Security on that interest payment date.

   o Holders of Bearer Debt Securities may not exchange them for Registered Debt Securities, unless the applicable prospectus supplement describes that they may do so and applicable rules and regulations permit that exchange.

       Holders of Debt Securities will not be charged a service charge for any transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge in connection with that transfer or exchange. (Section 4.4)

     Registration and Transfer

       Holders of Registered Debt Securities (other than Book-Entry Debt Securities which are discussed below) may present their securities for registration of transfer (with the form of transfer endorsed thereon duly executed) at the office of the security registrar or at the office of any additional transfer agent designated by us. (Sections 4.4 and 11.2) State Street Bank and Trust Company will be the initial security registrar under the Indenture. State Street Bank and Trust Company, N.A., an affiliate of State Street Bank and Trust Company will initially be designated as the office or agency of Polaroid in the Borough of Manhattan, New York City where holders of Debt Securities may present their Debt Securities for registration of transfer or exchange. State Street Bank and Trust Company, N.A. currently has offices at 61 Broadway, 15th Floor, New York, New York 10006. (Section 4.4)

       At any time, we may designate, or rescind the designation of, the security registrar or any additional transfer agent or approve a change in the location through which the security registrar or any transfer agent acts. However, if Debt Securities of a series are issuable solely as Registered Debt Securities, then we will be required to maintain a transfer agent in each place of payment for that series. Similarly, if Debt Securities are issuable as both Registered Debt Securities and Bearer Debt Securities or solely as Bearer Debt Securities, then we will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for that series located outside of the United States. At any time, we may designate additional transfer agents for any series of Debt Securities. (Section 11.2)

       If we redeem in part any series of Debt Securities, we will not be required to issue, register the transfer of and/or exchange Debt Securities under the following conditions.

   o If Debt Securities of a series are issuable only as Registered Debt Securities, we will not be required to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 business days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption.

   o If Debt Securities of the series are issuable as Bearer Debt Securities, we will not be required to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 business days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of the first publication of the relevant notice of redemption.

   o If Debt Securities of a series are issuable as both Bearer Debt Securities and as Registered Debt Securities and there is no publication, we will not be required to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 business days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption.

   o We will not be required to register the transfer of, or exchange any Registered Debt Securities selected for redemption, in whole or in part, except the unredeemed portion of any Registered Debt Securities being redeemed in part.

   o We will not be required to exchange any Bearer Debt Securities selected for redemption, except to exchange Bearer Debt Securities for Registered Debt Securities of that series and of like terms that are simultaneously surrendered for redemption.

(Section 4.4) For a description of restrictions on the exchange, registration and transfer of Global Debt Securities, see "Global Securities".


Global Securities

       We may issue Debt Securities of a series in whole or in part as one or more global Debt Securities ("Global Debt Securities") in the following two kinds of forms:

   o  in either registered or bearer form; and

   o  in either temporary or definitive form.

       We summarize each of these forms below as well as the depositary arrangements that we anticipate will apply to them.

     Depositary Arrangements

       The Trustee will deposit the Global Debt Securities of a series with, or on behalf of, a depositary located in the United States (a "U.S. Depositary") or a common depositary located outside the United States (a "Common Depositary") for the benefit of the Euro-clear System ("Euro-clear") or CEDEL, S.A. ("CEDEL") for credit to the respective accounts of the beneficial owners of interests in these Debt Securities. All temporary of definitive Global Debt Securities in bearer form will be deposited with a Common Depositary. (Section 4.3)

       The prospectus supplement will describe the specific terms of the depositary arrangement for Debt Securities of a series that are issued in global form. None of Polaroid, the Trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Debt Security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests. (Section 4.11) We anticipate that the following provisions will apply to all depositary arrangements with a U.S. Depositary or a Common Depositary.

     Temporary Global Securities

       If the prospectus supplement specifies, all or any portion of the Debt Securities of a series that are issuable as Bearer Debt Securities initially will be represented by one or more temporary Global Debt Securities, without interest coupons. These Bearer Debt Securities in temporary form will be deposited with a Common Depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of Euro-clear, and CEDEL for credit to the respective accounts of the beneficial owners of these Debt Securities (or to other accounts as they may direct). On and after the date set for the exchange of these temporary securities, each temporary Global Debt Security will be exchangeable for definitive Debt Securities in any of the following three forms:

   o  in bearer form;

   o  in registered form;

   o  in definitive global bearer form; or

   o  any combination of the above.

       Bearer Debt Securities (including Debt Securities in definitive global bearer form), which are to be delivered in exchange for a portion of temporary Global Debt Securities, will not be mailed or otherwise delivered to any location in the United States in connection with that exchange. (Sections 4.2 and 4.3)


       Unless the prospectus states otherwise, we will pay interest on that portion of temporary Global Debt Securities that is due before the issuance of definitive Debt Securities to Euro-clear or CEDEL for that portion of the temporary Global Debt Securities held for its account. As a condition of making that payment, we will require that Euro-clear or CEDEL deliver to the Trustee a certificate signed by Euro-clear or CEDEL dated no earlier than that interest payment date. The certificate must be based on statements provided to it by its account holders who are beneficial owners of interests in those temporary Global Debt Securities. The certificate must state either of the following:

   o that portion (1) is not beneficially owned by a "U.S. person" and (2) has not been acquired by or on behalf of a U.S. person or for offer to resell or for resale to a U.S. person or any person inside the United States; (for the purposes of the certificate, a "U.S. person" means a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source); or

   o if a beneficial interest in that portion has been acquired by a U.S. person, (1) that that person is a financial institution (as defined in the U.S. Treasury Regulations promulgated under the Internal Revenue Code of 1986 (the "Code")), purchasing for its own account or has acquired the Debt Security through a financial institution and (2) that these Debt Securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the U.S. Treasury Regulations and that it did not purchase for offer to resell or for resale inside the United States.

       Euro-clear or CEDEL will credit the interest received by it regarding these temporary Global Debt Securities to the accounts of their beneficial owners (or to other accounts as these beneficial owners may direct). (Section 4.3)

     Definitive Global Securities

       Bearer Debt Securities. If any Debt Securities of a series are issuable in definitive global bearer form, the prospectus supplement will describe the circumstances under which beneficial owners of interests in any of these definitive global Bearer Debt Securities may exchange these interests for Debt Securities of that series and of like term and principal amount in any authorized form and denomination. Bearer Debt Securities delivered in exchange for a portion of definitive Global Debt Securities will not be mailed or otherwise delivered to any location in the United States in connection with that exchange. (Section 4.4) We will pay principal of and premium and interest on definitive global Bearer Debt Securities in the manner described in the prospectus supplement.

       Book-Entry Debt Securities. If Debt Securities of a series are to be represented by a definitive global Registered Debt Securities to be deposited with or on behalf of a U.S. Depositary, then these Debt Securities ("Book-Entry Debt Securities") will be represented by definitive Global Debt Securities registered in the name of the U.S. Depositary or its nominee. Book-Entry Debt Securities are subject to the following procedures and rules:

   o Following the issuance of definitive Global Debt Securities registered in the name of the U.S. Depositary, the U.S. Depositary will credit, on its book-entry registration and transfer system, the principal amounts of the Book-Entry Debt Securities represented by those Global Debt Securities to the accounts of institutions that have accounts with that depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents for the sale of these Book-Entry Debt Securities or by us, if we sell Debt Securities directly.

   o Ownership of Book-Entry Debt Securities will be limited to participants or persons that may hold interests through participants. Ownership of Book-Entry Debt Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary or its nominee for the applicable definitive Global Debt Securities or by participants or persons that hold through participants. So long as the U.S. Depositary, or its nominee, is the registered owner of those global Debt Securities, that depositary or its nominee will be considered the sole owner or holder of the Book-Entry Debt Securities represented by those Global Debt Securities for all purposes under the Indenture.

   o We will pay principal, premium and interest on Book-Entry Debt Securities to the U.S. Depositary or its nominee as the registered owner or the holder of the Global Debt Securities representing those Book-Entry Debt Securities.

   o Owners of Book-Entry Debt Securities will not be entitled to have those Debt Securities registered in their names in the security register, will not receive or be entitled to receive physical delivery of those Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

       We expect that the U.S. Depositary for a series of Book-Entry Debt Securities, following the receipt of any payment of principal of or premium or interest on the related definitive Global Debt Securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of those Global Debt Securities as shown on the records of the U.S. Depositary. We also expect that standing instructions and customary practices will govern the payments by participants to owners of beneficial interests in any Global Debt Securities held through these participants and that these payments will be the responsibility of these participants. These procedures are currently in practice with securities held for the accounts of customers in bearer form or registered in "street name".

       Some jurisdictions require that certain purchasers of securities take physical delivery of these securities in definitive form. These limits and laws impair the ability to purchase or transfer Book-Entry Debt Securities.

Satisfaction and Discharge; Defeasance

     Satisfaction and Discharge

       At our request, the Indenture will terminate as to the Debt Securities of any series (except for certain obligations to register the transfer or exchange of the Debt Securities and related coupons and hold moneys for payment of these Debt Securities and coupons in trust) when either:

   o all the Debt Securities and coupons have been delivered to the Trustee for cancellation; or

   o all the Debt Securities and coupons have become due and payable (or will become due and payable at their stated maturity within one year or are to be called for redemption within one year) and we have deposited with the Trustee in trust, money, in the currency or currencies or currency unit or currency units in which these Debt Securities are payable, in an amount sufficient to make all remaining payments on these Debt Securities.

(Section 5.1)

     Defeasance

       Unless the prospectus supplement states otherwise, if we deposit with the Trustee money, U.S. government obligations (in the case of Debt Securities denominated in U.S. dollars) or foreign government obligations (in the case of Debt Securities and coupons denominated in a foreign currency) that will be sufficient to pay principal of and interest on these Debt Securities when due, then we may elect one of the following two options:

   o to be discharged after 91 days from all of our obligations regarding that series of Debt Securities (except for certain obligations to register the transfer of or exchange Debt Securities and related coupons, replace stolen, lost or mutilated Debt Securities and coupons, maintain paying agencies and hold moneys for payment in trust) regarding that series of Debt Securities; or

   o to be released from the restrictions of the covenants described under "Certain Covenants".

       To elect either option described above, we must deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance described above would not cause the holders of that series to recognize income, gain or loss for U.S. federal income tax purposes and that the holders of that series will be subject to U.S. federal income tax in the same amounts, in the same manner and at the same times as would have been the case if that option had not been exercised. (Section 5.3)


Events of Default, Notice and Waiver

     Events of Default

       An "Event of Default" regarding any series of Debt Securities is any one of the following events:

   o default for 30 days in the payment of any interest installment when due and payable;

   o default in the payment of principal or premium when due at its stated maturity, by declaration, when called for redemption or otherwise;

   o  default in the making of any sinking fund payment when due;

   o default in the performance of any covenant in the Debt Securities or in the Indenture for 90 days after notice to Polaroid by the Trustee or by holders of 25% in principal amount of the outstanding Debt Securities of that series;

   o  certain events of bankruptcy, insolvency and reorganization of Polaroid;
      and

   o any other Event of Default that series that is specified in the prospectus supplement.

       A default regarding a single series of Debt Securities will not necessarily constitute a default regarding any other series. A Default under other debt of Polaroid will not be a default under the Indenture.

       If an Event for Default for any series of Debt Securities occurs and is continuing, either the Trustee or the holders of 25% in principal amount of the outstanding Debt Securities of that series (in the case of certain events of bankruptcy, insolvency and reorganization, voting as one class with all other outstanding Debt Securities) may declare the principal of all the Debt Securities of that series (together with any accrued interest on the Debt Securities) to be immediately due and payable by notice in writing to Polaroid. If the holders of Debt Securities give notice of that declaration of acceleration to Polaroid, then they must also give notice to the Trustee.

       The holders of a majority in principal amount of the outstanding Debt Securities may rescind a declaration of acceleration if:

   o Polaroid has paid a sum sufficient to pay principal, interest (including overdue interest and interest thereon), any premium and the fee and expenses of the Trustee; and

   o any other Events of Default (besides the failure to pay principal due because of the declaration of acceleration) have been cured or waived.

(Section 6.2)

     We are required to file every year with the Trustee an officers' certificate stating whether any default exists and specifying any default that exists. (Section 11.6)

     Notices

       The Trustee is required to give notice to holders of Debt Securities of a default (which remains uncured or has not been waived) that is known to the Trustee within 90 days after the occurrence of the default. The Trustee may withhold this notice, however, if it determines in good faith that the withholding of the notice is in the interest of the holders of the Debt Securities. However, the Trustee may not withhold the notice in the case of default in the payment of principal of and premium or interest on (or a sinking fund installment on) any of the Debt Securities. In addition, the Trustee is only required to give notice of the failure by Polaroid to perform any covenant (other than for payment) until at least 30 days after that failure has become a default. The term "default" for this purpose means any event which is, or after notice or lapse of time or both would become, an Event of Default. (Section 7.2)

     Certain Rights of the Trustee

       The holders of a majority in principal amount of outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or other power conferred on the Trustee. The Trustee may decline to follow that direction, however, if it either would involve the Trustee in personal liability or would be unduly prejudicial to holders of the Debt Securities of that series that do not join in that direction. (Section 6.12) During a default, Trustee is required to exercise the standard of care that a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Otherwise, the Trustee is not obligated, however, to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities unless those holders have offered to the Trustee reasonable security or indemnity. (Section 7.3)

     Waiver

       In certain cases, the holders of a majority in principal amount of the outstanding series of Debt Securities may, on behalf of the holders of all Debt Securities of that series, waive any past default or Event of Default regarding that series or compliance with certain provisions of the Indenture. The following defaults may not, however, be waived:

   o default in the payment of the principal of and premium or interest on any of that series which has not been cured until that time; or

   o a default regarding a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of the series affected.

(Section 6.13)

Modification of the Indenture


     Modification Not Requiring Consent of Holders

       Without the consent of any holders of Debt Securities, we and the Trustee may modify the Indenture, among other things, to:

   o add to the covenants of Polaroid for the benefit of any series of Debt Securities;

   o  add any additional Events of Default for any series of Debt Securities;

   o  cure any ambiguity or inconsistencies in the Indenture; or

   o add any other provision provided that these other provisions are not adverse to holders of Debt Securities of any series in any material respect.


(Section 10.1)


     Modification Requiring Consent of Holders

       With the consent of the holders of at least a majority in principal amount of the outstanding series of the Debt Securities that would be affected by a modification of the Indenture, the Indenture permits us and the Trustee to modify the Indenture or the rights of the holders of the Debt Securities. However, without the consent of each holder of all of the outstanding Debt Securities affected by that modification, we may not:

   o change the stated maturity date of the principal of (or any installment of principal of or interest on) any Debt Security;

   o reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any Debt Security;

   o reduce the principal amount of an OID Debt Security that would be due and payable upon acceleration of the maturity of that security;

   o change any place of payment where, or the currency or currencies or currency unit or currency units in which, any Debt Security or any premium or interest thereon is payable;

   o impair the right to sue for the enforcement of any payment on or after the stated maturity date thereof (or, in the case of redemption, on or after the redemption date);

   o adversely affect the terms of conversion of any Debt Security into stock or other securities of Polaroid or of any other corporation;

   o reduce the percentage in principal amount of the outstanding Debt Securities of any series required to consent to modify the Indenture or to consent to any waiver of compliance with the Indenture;

   o change Polaroid's obligation, to maintain an office or agency for the payment of outstanding Debt Securities; or

   o modify any of the provisions listed above, the provisions for the waiver of certain covenants and defaults (except to increase the percentage of the total principal amount of outstanding Debt Securities required to modify the Indenture where consent is currently required) or to modify the provisions for modification or waiver that require the consent of each holder of the outstanding Debt Securities affected.

(Section 10.2)

Meetings

     Purpose and Calling of Meetings

       The Indenture contains provisions for convening meetings of the holders of Debt Securities of any series for any action to be made, given or taken by holders of Debt Securities. (Section 14.1) The Trustee, Polaroid and the holders of at least 10% in principal amount of the outstanding Debt Securities of a series may call a meeting, in each case after notice to holders of that series has been properly given according to the requirements stated under "Notices" below. (Section 14.2)

     Quorum and Action

       Persons entitled to vote a majority in principal amount of the outstanding Debt Securities of a series will constitute a quorum at a meeting of holders of Debt Securities of that series. If a meeting is called by holders of Debt Securities and a quorum does not exist, then the chairman of the meeting is required to dissolve the meeting. If a meeting is called by either Polaroid or the Trustee, then the chairman of the meeting may adjourn that meeting for a period of not less than 10 days and may further adjourn it for a period of not less than 10 days if a quorum does not exist. (Section 14.4)

       Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series that has been properly held in accordance with the Indenture will bind all holders of Debt Securities of that series and the related coupons. (Section 14.4)

Notices

       Except as otherwise provided in the Indenture, notices to holders of Bearer Debt Securities, will be given by (1) publication at least once in a daily newspaper in New York City and in London and in another city or cities as may be specified in such Bearer Debt Securities and (2) mail to those persons whose names and addresses were previously filed with the Trustee, within the prescribed time period. Notices to holders of Registered Debt Securities will be given by mail or by overnight courier to the addresses of those holders as they appear in the security register. (Section 1.6)


Title

       Title to any Bearer Debt Securities and any related coupons will pass by delivery. Polaroid, the Trustee and any their agents may treat the bearer of any Bearer Debt Security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any Registered Debt Security (including Registered Debt Securities in global registered form), as the absolute owner of that security for the purpose of making payment and for all other purposes. This will be the case whether or not that Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary. (Section 4.7)


Replacement of Securities and Coupons


     Mutilated Coupons

       We will replace any mutilated Debt Security and any Debt Security with a mutilated coupon relating to it at the expense of the holder and on surrender of that mutilated Debt Security or Debt Security with a mutilated coupon to the security registrar. (Section 4.5)


     Destroyed, Stolen or Lost Coupons

       We will replace Debt Securities or coupons that are destroyed, stolen or lost at the expense of the holder and on delivery to the security registrar of evidence of that destruction, loss or theft which is satisfactory to us and the security registrar. In the case of a coupon that is destroyed, stolen or lost, that coupon will be replaced (on surrender to the security registrar of the Debt Security with all other coupons not destroyed, stolen or lost) by issuance of a new Debt Security in exchange for the Debt Security to which that coupon relates. Before we issue a replacement Debt Security or coupon, we and the security registrar may require an indemnity from the party seeking the replacement security. (Section 4.5)

     Bearer Securities

       If the Debt Security that we replace is a Bearer Security, we will deliver that new Debt Security only outside the United States. (Section 4.5)


Governing Law

       The laws of the State of New York govern the Indenture and will govern the Debt Securities and the coupons, including any matters of interpretation under them. (Section 1.12)


Information Concerning the Trustee

       We may from time to time maintain lines of credit, and have other customary banking relationships, with State Street Bank and Trust Company, State Street Bank and Trust Company, N.A., an affiliate of State Street Bank and Trust Company, or with either of their affiliates. State Street Bank and Trust Company, as successor to The First National Bank of Boston, also serves as the trustee under Polaroid's Indenture dated as of December 15, 1991, providing for an unlimited amount of debt securities and under which are issued and outstanding Polaroid's 8% Notes due March 15, 1999.

       Boston EquiServe, L.P., a joint venture, of which State Street Bank and Trust Company is an affiliate, serves as transfer agent and registrar for our common stock.



                           LIMITATIONS ON ISSUANCE OF
                            BEARER DEBT SECURITIES

       Bearer Debt Securities are subject to the following limitations:

   o Bearer Debt Securities may not be offered or sold during the "restricted period" (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) within the United States or its possessions or to U.S. persons other than to (a) an office located outside the United States and its possessions of a U.S. financial institution (as defined in Section 1.165-12(c)(1)(v) of the U.S. Treasury Regulations), that purchases for its own account or for resale or for the account of certain customers, and provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the U.S. Treasury Regulations, or (b) certain other persons described in Section 1.163--

      5(c)(2)(i)(D)(1)(iii)(B) of the U.S. Treasury Regulations.

   o Bearer Debt Securities may not be delivered in connection with their sale during the restricted period within the United States or its possessions.


   o Any distributor (as defined in Section 1.163-5(c)(2)(i)(D)(4) of the U.S. Treasury Regulations) participating in the offering or sale of Bearer Debt Securities must agree that (a) it will not offer or sell during the restricted period any Bearer Debt Securities within the United States or its possessions or to United States persons other than those described above, (b) it will not deliver in connection with the sale of Bearer Debt Securities during the restricted period any Bearer Debt Securities within the United States or its possessions and (c) it has in effect procedures reasonably designed to ensure that its employees and agents who are directly engaged in selling Bearer Debt Securities are aware of the restrictions on the offers and sales described above.

   o Bearer Debt Securities (other than a Bearer Debt Security in temporary global form) may not be delivered, nor may interest be paid on any Bearer Debt Securities until delivery to the Trustee of the certificate signed by either Euro-clear or CEDEL, which is described above under "Global Securities--Temporary Global Securities".

   o Bearer Debt Securities will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code."

       CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. PERSONS

       The following is a summary of certain U.S. federal income tax considerations for beneficial owners of the Debt Securities that are "non-U.S. persons" under the Code. Under the Code, a "non-U.S. person" means a person that is not any of the following:

   o  a citizen or resident of the United States;

   o a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

   o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

   o a trust which is subject to the supervision of a court within the United States and the control of one or more U.S. persons.

       This summary is based on current law which is subject to change (perhaps retroactively), is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company"). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

       You should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the ownership of the Debt Securities, as well as the consequences to you arising under the laws of any other taxing jurisdiction.


U.S. Federal Withholding Tax

       The 30% U.S. federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on a particular series of Debt Securities provided that:

   o you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the U.S. Treasury Regulations;

   o you are not a controlled foreign corporation that is related to us through stock ownership;

   o you are not a bank whose receipt of interest on the Debt Securities is described in the Code; and

   o  if the Debt Securities are issued as Registered Debt Securities, either
      (a) you provide your name and address on an IRS Form W-8, and certify, under penalty of perjury, that you are not a U.S. person or (b) a financial institution holding the Debt Securities on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8 from the beneficial owner and provides us with a copy.

       If you cannot satisfy the requirements described above, payments of premium, and interest (including original issue discount) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form 1001 claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 stating that interest paid on the Debt Security is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

       The 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, retirement or other disposition of the Debt Security.


U.S. Federal Estate Tax

       Your estate will not be subject to U.S. federal estate tax on Debt Securities of a series beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the U.S. Treasury Regulations) and (2) interest on that Debt Security would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.


U.S. Federal Income Tax

       If you are engaged in a trade or business in the United States and interest on the Debt Securities is effectively connected with the conduct of that trade or business (although exempt from the 30% withholding tax), you will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on Debt Securities will be included in earnings and profits.

       Any gain or income realized on the disposition of a Debt Security generally will not be subject to U.S. federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by you, or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.


Information Reporting and Backup Withholding

       In general, you will not be required to provide information reporting and backup withholding regarding payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and, in the case of a holder of a Registered Debt Security, we have received from you the statement described above under "U.S. Federal Withholding Tax."

       In addition, you will not be required to pay backup withholding and provide information reporting regarding the proceeds of the sale of a Debt Security within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

       U.S. Treasury Regulations were recently issued that generally modify the information reporting and backup withholding rules applicable to certain payments made after December 31, 1999. In general, the new U.S. Treasury Regulations would not significantly alter the present rules discussed above, except in certain special situations.

       Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.



                             PLAN OF DISTRIBUTION

       We may sell the Debt Securities in any of three ways:

   o  through underwriters;

   o  through agents; or

   o directly to a limited number of institutional purchasers or to a single purchaser.

       The prospectus supplement for each series of Debt Securities will describe that offering, including:

   o  the name or names of any underwriters;

   o  the purchase price and the proceeds to us from that sale;

   o any underwriting discounts and other items constituting underwriters' compensation;

   o any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

   o any securities exchanges on which the Debt Securities of that series may be listed.

     Underwriters

       If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the Debt Securities of a series if any are purchased.

       The Debt Securities will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of Debt Securities for whom they may act as agent. Underwriters may sell Debt Securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

       We may authorize underwriters to solicit offers by certain types of institutions to purchase Debt Securities from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell Debt Securities pursuant to these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

     Agents

       We may also sell Debt Securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of the Debt Securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

     Direct Sales

       We may sell Debt Securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of Debt Securities.

     Indemnification

       We may indemnify Underwriters, dealers or agents who participate in the distribution of Debt Securities against certain liabilities, including liabilities under the Securities Act of 1933 and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

     No Assurance of Liquidity

       Each series of Debt Securities will be a new issue of securities with no established trading market. Any underwriters that purchase Debt Securities from us may make a market in these Debt Securities. The underwriters will not be obligated, however, to make such a market and may discontinue market-making at any time without notice to holders of the Debt Securities. We cannot assure you that there will be liquidity in the trading market for any Debt Securities of any series.



                                    EXPERTS

       The consolidated financial statements and schedules of Polaroid and subsidiary companies as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts of accounting and auditing.

       The report of KPMG Peat Marwick LLP covering the December 31, 1997, consolidated financial statements refers to a change in the method of accounting for depreciation.



                                LEGAL OPINIONS

       Simpson Thacher & Bartlett, New York, New York, has issued an opinion regarding the legality of the Debt Securities. Thomas M. Lemberg, Esq., who is the Senior Vice President, General Counsel and Secretary of Polaroid, may issue an opinion regarding certain other matters for us. Any underwriters, dealers or agents may be advised about other issues relating to any offering by their own legal counsel.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses Of Issuance And Distribution

     The following is an itemization of all fees and expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All but the Securities and Exchange Commission registration fee are estimates and remain subject to future contingencies.


        Securities and Exchange Commission
         registration fee ....................     $  83,400*
        Legal fees and expenses ..............       350,000
        Accounting fees and expenses .........        20,000
        Trustee's fees and expenses ..........        20,000
        Printing and engraving fees ..........        50,000
        Rating Agency Fees ...................       350,000
        Blue Sky fees and expenses ...........        50,000
        Miscellaneous expenses ...............         6,600
                                                   ---------
  Total ......................................     $ 930,000
                                                   =========

* In addition, the Registrant has previously paid a registration fee of $64,664 in connection with the filing of an aggregate principal amount of $200,000,000 of Debt Securities that remain eligible to be sold under the Prior Registration Statement and that are being carried forward to the Prospectus included herein pursuant to Rule 429 under the Securities Act.


Item 15. Indemnification Of Directors And Officers

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the Registrant's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach of a director's fiduciary duty, except (1) for liability with respect to an illegal dividend or stock repurchase or (2) liability for a breach of the director's duty of loyalty to the Registrant or its stockholders, (3) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (4) for any transaction in which the director derived an improper personal benefit. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

     Section 145 of the DGCL provides for indemnification by the Registrant of its directors and officers and certain other persons.

     The Registrant's By-Laws provide that, to the extent not inconsistent with Delaware or other applicable law in effect from time to time, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Registrant's By-Laws also provide that, to the extent not inconsistent with Delaware or other applicable law in effect from time to time, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Generally, a director will be entitled to be indemnified against a claim if a majority of a quorum of the directors who are not parties to the relevant legal proceedings, independent legal counsel or the stockholders determine that the director acted under the relevant standard of conduct set forth in the two preceding paragraphs.

     The Registrant's By-Laws further provide that to the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by the By-Laws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Registrant is empowered to purchase and maintain insurance on behalf of a person who is or was acting in any of the capacities set forth above against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liabilities under the By-Laws.

     The Registrant maintains policies of insurance under which directors, officers and certain employees of the Registrant and its subsidiaries are insured, subject to certain specific exclusions and deductible maximum amounts, against loss arising from any civil claim which may be made against them, or any of them, arising out of any misstatement, misleading statement, omission or other act done or alleged to have been done, or wrongfully attempted, while acting in their representative capacities.

     Any agreement with underwriters or agents may contain provisions providing for the indemnified of the Registrant and certain of its directors and officers in certain circumstances.


Item 16. Exhibits

     The following exhibits are filed as part of this Registration Statement:


 Exhibit No.  Description
 -----------  -----------
 1*           Form of Underwriting Agreement.

4.1          Indenture, dated as of January 9, 1997, between Polaroid and State Street Bank and Trust
              Company, as Trustee.

 4.2          Form of Fixed Rate Security with or without Optional Redemption Provision. (The Form of Debt
              Security, included in Exhibit 4.1, is hereby incorporated herein by reference.)

 5*           Opinion of Simpson Thacher & Bartlett as to the legality of the Debt Securities.

 12           Statement of Computation of Ratio of Earnings To Fixed Charges. (The Statement, included as
              Exhibit 12 to Polaroid's Form 10-Q for the quarter ended September 27, 1998, is hereby incorporated herein by reference.)

15.1          Letter Regarding Unaudited Interim Financial Information. (The Letter, included as Exhibit 15 to
              Polaroid's Form 10-Q for the quarter ended March 29, 1998, is hereby incorporated by reference herein.)

15.2          Letter Regarding Unaudited Interim Financial Information. (The Letter, included as Exhibit 15 to Polaroid's Form 10-Q for the quarter ended June 28, 1998, is hereby incorporated by reference herein.)

15.3          Letter Regarding Unaudited Interim Financial Information. (The Letter, included as Exhibit 15 to
              Polaroid's Form 10-Q for the quarter ended September 27, 1998, is hereby incorporated by reference herein.)

23.1*         Consent of KPMG Peat Marwick LLP.

23.2*         Consent of Simpson Thacher & Bartlett (The consent is included in Exhibit 5.)

24*           Powers of Attorney. (The Powers of Attorney are included on page II-4 of the Registration Statement.)

25*           Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust Company, as Trustee.

------------
* Filed herewith.

     In addition, the Registrant hereby agrees to furnish to the Commission, upon request, copies of certain debt instruments defining the rights of holders of long-term debt of the kind described in, and pursuant to, Item
601(b)(4)(iii) of Regulation S-K of the Commission.


Item 17. Undertakings

   (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section (d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on November 20, 1998.


                                     POLAROID CORPORATION



                                     BY: /s/ GARY T. DICAMILLO
                                        ------------------------------
                                        Name:  Gary T. Dicamillo
                                        Title: Chairman of the Board And Chief
                                               Executive Officer



                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary T. DiCamillo, Judith G. Boynton and Thomas M. Lemberg, severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign this Registration Statement and any and all amendments to this Registration Statement and Registration Statement No. 333-0791 of the Registrant, together with all schedules and exhibits thereto, and to file the same with all scheduled exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, severally, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof, all on November 20, 1998.

[The rest of this page has been left blank intentionally; the signature page follows.]

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on November 20, 1998.



           Signature                                  Title
-------------------------------   ---------------------------------------------
       /s/ GARY T. DICAMILLO      Chairman of the Board and Chief Executive
-----------------------------     Officer (Chief Executive Officer)
        Gary T. Dicamillo

       /s/ JUDITH G. BOYNTON      Executive Vice President and Chief Financial
-----------------------------     Officer (Principal Financial Officer)
        Judith G. Boynton

        /s/ CARL L. LUEDERS       Vice President and Controller (Controller)
-----------------------------
         Carl L. Lueders

        /s/ RALPH E. GOMORY       Director
-----------------------------
         Ralph E. Gomory

                                  Director
-----------------------------
         Frank S. Jones

      /s/ STEPHEN P. KAUFMAN      Director
-----------------------------
         Stephen P. Kaufman

          /s/ JOHN W. LOOSE       Director
-----------------------------
          John W. Loose

       /s/ ALBIN F. MOSCHNER      Director
-----------------------------
        Albin F. Moschner

        /s/ RONALD F. OLSEN       Director
-----------------------------
         Ronald F. Olsen

       /s/ RALPH Z. SORENSON      Director
-----------------------------
        Ralph Z. Sorenson

       /s/ DELBERT C. STALEY      Director
-----------------------------
        Delbert C. Staley

      /s/ CAROLE F. ST. MARK      Director
-----------------------------
       Carole F. St. Mark

      /s/ BERNEE D. L. STROM      Director
-----------------------------
         Bernee D. L. Strom

        /s/ ALFRED M. ZEIEN       Director
-----------------------------
         Alfred M. Zeien

                                 EXHIBIT INDEX


 Exhibit No.  Description
 -----------  -----------
 1*           Form of Underwriting Agreement.
 4.1          Indenture, dated as of January 9, 1997, between Polaroid and State Street Bank and Trust
              Company, as Trustee.
 4.2          Form of Fixed Rate Security with or without Optional Redemption Provision. (The Form of Debt
              Security, included in Exhibit 4.1, is hereby incorporated herein by reference.)
 5*           Opinion of Simpson Thacher & Bartlett as to the legality of the Debt Securities.
 12           Statement of Computation of Ratio of Earnings To Fixed Charges. (The Statement, included as
              Exhibit 12 to Polaroid's Form 10-Q for the quarter ended September 27, 1998, is hereby incorporated herein by reference.)
15.1          Letter Regarding Unaudited Interim Financial Information. (The Letter, included as Exhibit 15 to
              Polaroid's Form 10-Q for the quarter ended March 29, 1998, is hereby incorporated by reference herein.)
15.2          Letter Regarding Unaudited Interim Financial Information. (The Letter, included as Exhibit 15 to Polaroid's Form 10-Q for the quarter ended June 28, 1998, is hereby incorporated by reference herein.)
15.3          Letter Regarding Unaudited Interim Financial Information. (The Letter, included as Exhibit 15 to
              Polaroid's Form 10-Q for the quarter ended September 27, 1998, is hereby incorporated by reference herein.)
23.1*         Consent of KPMG Peat Marwick LLP.
23.2*         Consent of Simpson Thacher & Bartlett (The consent is included in Exhibit 5.)
24*           Powers of Attorney. (The Powers of Attorney are included on page II-4 of the Registration
              Statement.)
25*           Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust Company, as Trustee.

------------
* Filed herewith.